GUARANTY OF PAYMENT

This GUARANTY OF PAYMENT (as the same may be amended, supplemented or otherwise modified from time to time, “Guaranty”) is made as of June 26, 2008 by GRUBB & ELLIS HEALTHCARE REIT, INC., a Maryland corporation (“Guarantor”) for the benefit of FIFTH THIRD BANK, a Michigan banking corporation, together with its successors and assigns (“Agent”), as agent for the Banks (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Loan Agreement (together with all renewals, amendments, modifications, increases and extensions thereof, the “Loan Agreement”) dated as of the date hereof between G&E HEALTHCARE REIT MEDICAL PORTFOLIO 3, LLC, a Delaware limited liability company (“Borrower”), Agent and the financial institutions identified therein (the “Banks”), Banks have agreed to make a loan to Borrower in the maximum principal amount of $58,000,000.00 (the “Loan”). The Loan is evidenced by certain Syndicated Promissory Notes dated as of even date herewith in the aggregate principal amount of $58,000,000.00 from Borrower payable to the order of each Bank (collectively, the “Notes”).

WHEREAS, the Loan is secured by that certain Mortgage, Security Agreement, Fixture Filing and Assignment of Leases and Rents, by Borrower for the benefit of Agent dated as of even date herewith (together with all renewals, modifications, increases and extensions thereof, the “Mortgage”), which grants Agent a first security interest in the real property described on Exhibit A attached thereto (the “Property”). The Loan Agreement, Notes, Mortgage, and each of the other documents evidencing or securing the Loan are hereinafter referred to collectively as the “Loan Documents.”

WHEREAS, Banks are not willing to make the Loan, or otherwise extend credit, to the Borrower unless Guarantor unconditionally guarantees payment and performance to Banks of the Guaranteed Obligation (as herein defined); and

WHEREAS, Guarantor will directly benefit from Banks’ making the Loan to Borrower.

NOW, THEREFORE, as an inducement to Banks to make the Loan to Borrower and to extend such additional credit as Banks may from time to time agree to extend under the Loan Documents, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1 Defined Terms. Capitalized terms used in this Guaranty and not specifically defined in this Guaranty have the meaning provided in the Loan Agreement.

ARTICLE 2

NATURE AND SCOPE OF GUARANTY

Section 2.1 Guaranty of Obligation. Subject to the limitations set forth in Section 2.3 below, Guarantor hereby irrevocably and unconditionally guarantees to Agent the payment and performance of the Guaranteed Obligation as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise. Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligation as a primary obligor.

Section 2.2 Definition of Guaranteed Obligation. The term “Guaranteed Obligation” means (i) the payment of $14,500,000.00 of the principal amount of the Loan, and (ii) all amounts owed pursuant to Section 2.3 hereof.

Section 2.3 Additional Liability.

(a) Guarantor shall at all times have unlimited liability with respect to the guaranty of the payment and performance of the Debt (as defined in the Mortgage) in the event of a Springing Recourse Event (as defined herein). As used herein, “Springing Recourse Event” shall mean:

(A) The occurrence of a Prohibited Transfer (as defined in the Mortgage), without the prior written consent of Agent;

(B) Borrower files a voluntary petition under 11 U.S.C. § 101 et seq., as the same may be amended from time to time (the “Bankruptcy Code”), or a voluntary petition, complaint or application under any other present or future state or federal law regarding bankruptcy, reorganization or other relief to debtors (collectively with the Bankruptcy Code, the “Debtor Relief Laws”; any proceeding under the Bankruptcy Code or any other Debtor Relief Law is hereinafter referred to as a “Bankruptcy Proceeding”);

(C) Any Borrower Party (as hereinafter defined) or any other affiliate of Borrower, or an officer, director, agent, representative, entity or person which owns or controls, directly or indirectly, Borrower or any of the foregoing, files, or joins in the filing of, an involuntary Bankruptcy Proceeding against Borrower; or Borrower, any Borrower Party or any other affiliate of Borrower solicits or causes to be solicited petitioning creditors for any involuntary Bankruptcy Proceeding against Borrower. As used herein, “Borrower Party” means the parent of Borrower, Guarantor, and any manager or managing member/general partner of Borrower;

(D) Borrower files an answer acquiescing in or joining in any involuntary Bankruptcy Proceeding filed against it by any other entity or person under the Bankruptcy Code or any other Debtor Relief Law;

(E) Borrower fails to maintain its existence as a single purposes entity in conformance with the terms and provisions of the Mortgage, which failure results in a bankruptcy filing or proceeding or a substantive consolidation of the assets of the Borrower with any other entity or person;

(F) In any case or proceeding under the Bankruptcy Code, any other Debtor Relief Law or any other judicial proceeding, Borrower, any Borrower Party or any other affiliate of Borrower shall propose a plan of reorganization, or otherwise take any action to seek any order, pursuant to which all or any portion of the lien of the Mortgage or the obligations of Borrower to pay the Debt as specified in the Loan Documents is rescinded, set aside, or determined to be void or unenforceable, or any of the terms of any of the Loan Documents are modified without Agent’s consent (and in any circumstance in which this clause applies, the liability of Guarantor for the obligations set forth in the Loan Documents shall be determined as if there were no such rescission, set aside, determination of voidness or unenforceability, or modification);

(G) Fraud, willful misrepresentation, misappropriation of funds or theft is committed by Borrower, any Borrower Party or any other affiliate of Borrower in connection with the Loan or the Property; or

(H) Borrower, any Borrower Party or any other affiliate of Borrower in bad faith asserts any claim, defense, or offset against Agent that Borrower has acknowledged to be untrue, waived or agreed not to assert, including but not limited to that the transactions contemplated by the Loan Documents establish a joint venture, partnership or other similar arrangement between Borrower and Agent.

(b) Guarantor shall at all times have personal liability for the payment of the “Special Damages” (as hereinafter defined) without regard to the limitation of liability set forth above, which amount shall be due and payable to Agent on demand. As used herein, the “Special Damages” means any and all losses or damages Agent and/or Banks actually incur as a result of or in connection with any of the following:

(1) Any unearned prepaid rental or other income arising with respect to the property then covered by the liens, assignments and security interests of the Loan Documents that is not paid to Agent or applied in the ordinary course of business to costs of owning and operating the Property; provided that notice has been given to Agent that such costs of owning and operating the Property are not being paid (the “Liens”) and, in addition, any rental or other income arising with respect to the property then covered by the Liens and retained by Guarantor or Property Manager after the earliest to occur of (i) the date on which Agent accelerates maturity of the Notes, or (ii) the date on which Agent files a complaint to foreclose the Liens, or (iii) the date on which Agent has given to Guarantor and/or Property Manager (as defined in the Loan Agreement) any written notice that Guarantor and/or Borrower is in default hereunder or under the other Loan Documents, it being understood and agreed that except as expressly set forth in the Loan Documents, Agent has no obligation to give any such notice (such earliest date being herein called the “Operative Date”);

(2) The removal or disposal of any property (which is not replaced with property of equal or greater value in the ordinary course of business) covered by the Liens after the Operative Date;

(3) The misapplication by Property Manager or Guarantor of (i) any proceeds paid to Property Manager or Guarantor before the date on which any foreclosure complaint is filed under any insurance policies by reason of damage, loss or destruction to any portion of the property covered by the Liens (but only to the full extent of such proceeds so misapplied), or (ii) any proceeds or awards resulting from the condemnation, before any such foreclosure complaint is filed, of all or any part of the property covered by the Liens;

(4) Failure to pay taxes, assessments or other charges which can create liens on any portion of the property covered by the Liens that are payable or applicable before any applicable foreclosure complaint is filed under the Loan Documents; provided that funds are available from the ownership and operation of the Property to pay such taxes, assessments or other charges as they become due and further provided that Property Manager, Borrower or Guarantor have provided notice to Agent that such taxes, assessments or other charges are not being paid;

(5) Failure to pay any valid mechanic’s liens, materialmen’s liens, brokers’ liens or other liens (whether or not similar) arising due to work performed or materials furnished to any property covered by the Liens before any sale or the filing of any foreclosure complaint; provided that funds are available from the ownership and operation of the Property to pay such liens as they become due and further provided Property Manager, Borrower or Guarantor have provided notice to Agent that such liens are not being paid;

(6) Failure to deliver to Agent or the applicable tenant any security deposit paid by any tenant with respect to any property covered by the Liens, to the extent such tenant is lawfully entitled to receive a refund of such security deposit;

(7) Any failure to fully pay and satisfy all operating expenses of the property covered by the Liens accrued to the date of filing of any foreclosure complaint of the applicable Lien unless there is insufficient cash flow from the Property to pay such operating expenses; provided that Property Manager, Borrower or Guarantor have provided notice to Agent that such operating expenses are not being paid;

(8) Any intentional damage, destruction or waste to the Property caused by the acts or omissions of Property Manager or its agents, employees, or contractors; provided, however, the failure to make repairs to the Property, to the extent that income from the Property is not available to fund such repairs, shall not constitute waste;

(9) Any material negligent misrepresentation made by Borrower, any Borrower Party or any other affiliate of the Borrower in connection with the Loan Documents or the Loan;

(10) Any unwinding costs incurred by Lender in connection with any swap, hedge or other interest rate protection agreement for the Loan;

(11) Any difference between (a) the net amount of any sales proceeds paid by any tenant in connection with a sale of any Individual Property (as defined in the Loan Agreement) to such tenant pursuant to such tenant’s exercise of its option to purchase set forth in any Lease (as defined in the Loan Agreement) assumed by, or entered into by, Borrower for such Individual Property, and (b) 110% of the amount of the Loans allocated by Agent to such Individual Property, as set forth in Section 10 of the Loan Agreement;

(12) Any failure to maintain, repair or restore the property covered by the Liens in accordance with the terms and provisions of the Loan Documents, to the extent that Lender is not compensated by insurance proceeds collected by Lender; and

(13) Borrower contests, delays or otherwise hinders any action taken by Lender in connection with the appointment of a receiver for the Property or the foreclosure of the liens, mortgages or other security interests created by any of the Loan Documents.

This Guaranty is a “last dollar” guaranty, and accordingly, under no circumstances shall Guarantor’s liability hereunder be reduced by, from or as a result of any payment except as may be made from Guarantor’s personal funds. Furthermore, the foregoing limitation on liability shall not limit in any way the liability of Guarantor that may arise out of the obligations set forth in the Environmental Indemnity Agreement dated of even date herewith made by Guarantor and Borrower in favor of Agent.

ARTICLE 3

GENERAL TERMS AND CONDITIONS

Section 3.1 Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligation existing after any attempted revocation by Guarantor and, with respect to any individual Guarantor, after Guarantor’s death (in which event this Guaranty shall be binding upon Guarantor’s estate and Guarantor’s legal representatives and heirs). This Guaranty may be enforced by Agent and any subsequent holder of the Notes and shall not be discharged by the assignment or negotiation of all or part of the Loan Documents.

Section 3.2 Guaranteed Obligation Not Reduced by Offset. The Guaranteed Obligation shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower or any other Person (as defined below) against Agent or against payment of the Guaranteed Obligation, whether such offset, claim or defense arises in connection with the Guaranteed Obligation (or the transactions creating the Guaranteed Obligation) or otherwise. As used in this Guaranty, “Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

Section 3.3 No Duty To Pursue Others. Agent has the right to require Guarantor to pay, comply with and satisfy the Guaranteed Obligation under this Guaranty, and shall have the right to proceed immediately against Guarantor with respect thereto. Without limitation of the generality of the foregoing, it shall not be necessary for Agent (and Guarantor hereby waives any rights which it may have to require Agent), in order to enforce the Guaranteed Obligation against Guarantor, first to (i) institute a suit or exhaust its remedies against any Borrower or others liable on the Loan or the Guaranteed Obligation or any other person or any of the collateral for the Loan, (ii) enforce Agent’s rights against any of the collateral for the Loan, (iii) join Borrower or any others liable on the Guaranteed Obligation in any action seeking to enforce this Guaranty, (iv) demonstrate that the collateral for the Loan provides inadequate security for the Loan, or (v) resort to any other means of obtaining payment of the Guaranteed Obligation.

Section 3.4 Payments; Interest on Amounts Payable Hereunder. If all or any part of the Guaranteed Obligation shall not be punctually paid when due (taking into account any cure periods provided under the Loan Documents), whether on demand, maturity, acceleration or otherwise, Guarantor shall pay, immediately upon demand by Agent and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, or notice of acceleration of the maturity, in immediately available lawful money of the United States of America, as an addition to the Guaranteed Obligation, interest on the Guaranteed Obligation (to the extent not paid when due) at the Default Rate (as defined in the Notes) until paid in full. Agent may apply all money received by Agent from Guarantor to payment or reduction of the Loan or reimbursement of Agent’s expenses, in such priority and proportions, and at such time or times as Agent may elect in its sole discretion.

Section 3.5 Enforcement Costs. Guarantor hereby agrees to pay, on written demand by Agent, all costs incurred by Agent in collecting any amount payable under this Guaranty or enforcing or protecting its rights under the Loan Documents, in each case whether or not legal proceedings are commenced. Such fees and expenses shall be in addition to the Guaranteed Obligation and shall include, without limitation, costs and expenses of outside counsel, paralegals and other hired professionals, special servicing fees (including portfolio management and capital analytics fees), court fees, costs incurred in connection with pre-trial, trial and appellate level proceedings (including discovery and expert witnesses), costs incurred in post-judgment collection efforts or in any bankruptcy proceeding to the extent such costs relate to the Guaranteed Obligations or the enforcement of this Guaranty. Amounts incurred by Agent shall be immediately due and payable, and shall bear interest at the Default Rate from the date of disbursement until paid in full upon Agent’s written demand for payment. This Section 3.5 shall survive the payment of the Guaranteed Obligation.

Section 3.6 Cumulative Remedies. Guarantor acknowledges that, following an Event of Default, Agent is entitled to accelerate the Loan and exercise all other rights and remedies as have been provided to Agent under the Loan Documents, by law or in equity, including, without limitation, enforcement of this Guaranty. All rights and remedies of Agent are cumulative and may be exercised independently, concurrently or successively in Agent’s sole discretion and as often as occasion therefor shall arise. Agent’s delay or failure to accelerate the Loan or exercise any other remedy upon the occurrence of an Event of Default shall not be deemed a waiver of such right or remedy. No partial exercise by Agent of any right or remedy will preclude further exercise thereof. Notice or demand given to Guarantor in any instance will not entitle Guarantor to notice or demand in similar or other circumstances nor constitute Agent’s waiver of its right to take any future action in any circumstance without notice or demand. Agent may release other security for the Loan, may release any party liable for the Loan, may grant extensions, renewals or forbearances with respect thereto, may accept a partial or past due payment or grant other indulgences, or may apply any other security held by it to payment of the Loan, in each case without prejudice to its rights under this Guaranty and without such action being deemed an accord and satisfaction or a reinstatement of the Loan. Agent will not be deemed as a consequence of its delay or failure to act, or any forbearances granted, to have waived or be estopped from exercising any of its rights or remedies.

Section 3.7 Unimpaired Liability. Guarantor acknowledges and agrees that all obligations hereunder are and shall be absolute and unconditional under any and all circumstances without regard to the validity, regularity or enforceability of any or all of the Loan Documents or the existence of any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety. Without limiting the foregoing, Guarantor acknowledges and agrees that the liability hereunder shall in no way be released, terminated, discharged, limited or impaired by reason of any of the following (whether or not Guarantor has any knowledge or notice thereof):

(a) Borrower’s or any other Person’s lack of authority or lawful right to enter into any of the Loan Documents or any officers’ or representatives’ lack of authority or right to enter into Loan Documents on its behalf, or the obligations thereunder being ultra vires;

(b) any modification, supplement, extension, consolidation, restatement, waiver or consent provided by Agent with respect to any of the Loan Documents including, without limitation, the grant of extensions of time for payment or performance;

(c) the failure to record any Loan Document or to perfect any security interest intended to be provided thereby;

(d) the release, surrender, exchange, subordination, deterioration, waste, loss, impairment or substitution, in whole or in part, of any collateral for the Loan, the failure to protect, secure or insure any such collateral, the acceptance of additional collateral for the Loan or the failure of Agent or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral;

(e) Agent’s failure to exercise, or delay in exercising, any rights or remedies Agent may have under the Loan Documents, or under this Guaranty, including but not limited to any neglect, delay, omission, failure or refusal of Agent (i) to take or prosecute any action for the collection of any of the Guaranteed Obligation, or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any collateral for the Loan, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligation;

(f) the release of Borrower or any other Person now or hereafter party to a Loan Document from performance, in whole or in part, under any of Loan Document to which each is a party, in each case whether by operation of law, Agent’s voluntary act, or otherwise;

(g) any bankruptcy, insolvency, reorganization, adjustment, dissolution, liquidation or other like proceeding involving or affecting Borrower or any other Person;

(h) the termination or discharge of the Mortgage or any other Loan Document or the exercise of any power of sale or any foreclosure (judicial or otherwise) or delivery or acceptance of a deed-in-lieu of foreclosure;

(i) the existence of any claim, setoff, counterclaim, defense or other rights which Guarantor may have against Borrower, Agent or any other Person, whether in connection with the Loan or any other transaction;

(j) the accuracy or inaccuracy of the representations and warranties made by Borrower or any other Person in any of the Loan Documents;

(k) any adjustment, indulgence, forbearance or compromise that might be granted or given by Agent to Borrower or any other Person;

(l) any sale, lease or transfer of any or all of the assets of Borrower or any other Person;

(m) the Guaranteed Obligation, or any part thereof, exceeding the maximum amount permitted by law or violating any usury law;

(n) any valid defenses, claims or offsets (whether at law, in equity or by agreement) by Borrower which render the Guaranteed Obligation wholly or partially uncollectible from Borrower, whether arising in connection with the Loan Documents or otherwise,

(o) the illegality or unenforceability of, or the inability to collect, the Guaranteed Obligation;

(p) any of the Loan Documents being irregular or not genuine or authentic; or

(q) any changes (whether directly or indirectly) in the shareholders, partners or members of Borrower or the reorganization, merger or consolidation of Borrower into or with any other Person.

Section 3.8 Waivers. Guarantor hereby waives and relinquishes, to the fullest extent permitted by law: (a) all rights or claims of right to cause a marshalling of assets or to cause Agent to proceed against any of the collateral for the Loan before proceeding under this Guaranty against it or any other guarantor or indemnitor under the Loan; (b) all rights and remedies accorded by applicable law to sureties or guarantors, except any rights of subrogation and contribution (the exercise of which are subject to the terms of this Guaranty); (c) the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought by or against it; (d) notice of acceptance of this Guaranty and of any action taken or omitted in reliance hereon; (e) presentment for payment, demand, protest, notice of nonpayment or failure to perform or observe, or any other proof, notice or demand to which they might otherwise be entitled with respect to the Guaranteed Obligation; (f)  all homestead or exemption rights against the Guaranteed Obligation and the benefits of any statutes of limitation or repose; and (g) any defense based upon an election of remedies by Agent, including any election to proceed by judicial or non-judicial foreclosure of any such collateral, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of Guarantor or the rights of Guarantor to proceed against Borrower or any guarantor for reimbursement, or both.

Section 3.9 Waivers of Notice. Guarantor agrees to the provisions of the Loan Documents and hereby waives notice of (i) any disbursements thereunder made by Agent to Borrower, (ii) any amendment or extension of the Loan Documents, (iii) the execution and delivery by Borrower and Agent of any other loan or credit agreement or of Borrower’s execution and delivery of any promissory notes or other documents arising under the Loan Documents or in connection with the Property, (iv) the occurrence of any Event of Default, (v) Agent’s transfer or disposition of the Guaranteed Obligation, or any part thereof, (vi) the sale or foreclosure (or posting or advertising for sale or foreclosure) of the Property, (vii) any default by Borrower under or with respect to the Loan Documents, or (viii) any other action at any time taken or omitted by Agent and, generally, all demands and notices of every kind in connection with this Guaranty and the other Loan Documents.

Section 3.10 Guarantor Bound by Judgment Against Borrower. Guarantor agrees that it shall be bound conclusively, in any jurisdiction, by the judgment in any action by Agent against Borrower in connection with the Loan Documents (wherever instituted) as if Guarantor was a party to such action even if not so joined as a party.

Section 3.11 Certain Consequences of Borrower’s Bankruptcy.

(a) Any payment made on the Loan, whether made by Borrower or Guarantor or any other Person, that is required to be refunded or recovered from Agent as a preference or a fraudulent transfer or is otherwise set-aside pursuant to 11 U.S.C. § 101 et seq., as the same may be amended from time to time (the “Bankruptcy Code”) or under any other present or future state or federal law regarding bankruptcy, reorganization or other relief to debtors (collectively with the Bankruptcy Code, the “Debtor Relief Laws”) shall not be considered as a payment made on the Loan or under this Guaranty. Guarantor’s liability under this Guaranty shall continue with respect to any such payment, or be deemed reinstated, with the same effect as if such payment had not been received by Agent, notwithstanding any notice of revocation of this Guaranty prior to such avoidance or recovery or payment in full of the Loan, until such time as all periods have expired within which Agent could be required to return any amount paid at any time on account of the Guaranteed Obligation.

(b) Until payment in full of the Debt (including interest accruing after the commencement of a proceeding by or against Borrower under the Bankruptcy Code or any other Debtor Relief Law, which interest the parties agree remains a claim that is prior and superior to any claim of Guarantor notwithstanding any contrary practice, custom or ruling in cases under any applicable Debtor Relief Law generally), Guarantor agrees not to accept any payment or satisfaction of any kind of indebtedness of Borrower to Guarantor and hereby assigns such indebtedness to Agent, including the right (but not the obligation) to file proof of claim and to vote in any other bankruptcy or insolvency action, including the right to vote on any plan of reorganization, liquidation or other proposal for debt adjustment under Federal or state law.

Section 3.12 Subrogation and Contribution. Guarantor agrees that no payment by it under this Guaranty shall give rise to, and hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating it to the rights of Agent) to assert, (a) any rights of subrogation against Borrower or the collateral for the Loan, or (b) any rights of contribution against any other guarantor of the Loan or any other Person, in each case unless and until Agent has received full and indefeasible payment of the Debt. If the deferral of such rights shall be unenforceable for any reason, Guarantor agrees that its rights of subrogation shall be junior and subordinate to Agent’s rights against Borrower and the collateral for the Loan.

Section 3.13 Subordination of Debt to Guarantor.

(a) Any indebtedness of Borrower to Guarantor, whether now or hereafter existing, whether direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been or may hereafter be created, or the manner in which they have been or may hereafter be acquired by the Guarantor, including, without limitation, all rights and claims of Guarantor against Borrower (arising as a result of subrogation or otherwise) as a result of Guarantor’s payment of all or a portion of the Guaranteed Obligation, together with any interest thereon (collectively, “Guarantor Claims”), shall be and hereby is deferred, postponed and subordinated to the prior payment in full of the Loan. Further, Guarantor agrees that should the Guarantor receive any payment, satisfaction or security for any Guarantor Claim, the same shall be delivered to Agent in the form received (endorsed or assigned as may be appropriate) for application on account of, or as security for, the Loan and until so delivered to Agent, shall be held in trust for Agent as security for the Loan.

(b) In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving the Guarantor as debtor, Agent shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Guarantor hereby assigns such dividends and payments to Agent. Should Agent receive, for application against the Guaranteed Obligation, any dividend or payment which is otherwise payable to the Guarantor and which, as between Borrower and the Guarantor, shall constitute a credit against the Guarantor Claims, then, upon payment to Agent in full of the Guaranteed Obligation, Guarantor shall become subrogated to the rights of Agent to the extent that such payments to Agent on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligation, and such subrogation shall be with respect to that portion of the Guaranteed Obligation which would have been unpaid if Agent had not received dividends or payments upon the Guarantor Claims.

(c) Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guaranteed Obligation, regardless of whether such encumbrances in favor of Guarantor or Agent presently exist or are hereafter created or attach. Without the prior written consent of Agent, Guarantor shall not (i) exercise or enforce any creditor’s right it may have against Borrower, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgage, deeds of trust, security interests, collateral rights, judgments or other encumbrances held by Guarantor on assets of Borrower.

Section 3.14 Agent Transferees; Secondary Market Activities; No Transfer by Guarantor. Guarantor acknowledges and agrees that Agent, without notice to Guarantor or Guarantor’s prior consent, may assign all or any portion of its rights hereunder in connection with any sale or assignment of the Loan or servicing rights related to the Loan, grant participations in the Loan, transfer the Loan as part of a securitization in which Agent assigns its rights to a securitization trustee, or contract for the servicing of the Loan, and that each such assignee, participant or servicer shall be entitled to exercise all of Agent’s rights and remedies hereunder. Guarantor further acknowledges that Agent may provide to third parties with an existing or prospective interest in the servicing, enforcement, ownership, purchase, participation or securitization of the Loan, including, without limitation, any rating agency rating the securities issued in respect of a securitization or participation of the Loan, and any entity maintaining databases on the underwriting and performance of commercial mortgage loans, any and all information which Agent now has or may hereafter acquire relating to the Loan, the Property or with respect to Borrower or Guarantor, as Agent determines necessary or desirable. Guarantor irrevocably waives all rights it may have under applicable law, if any, to prohibit such disclosure, including, without limitation, any right of privacy. Guarantor may not assign any of its rights, powers, duties and obligations hereunder, or substitute another Person in lieu of itself as the obligor hereunder.

Section 3.15 Financial Reports, Inspection of Records. Guarantor represents and warrants to Agent that (a) the financial statements of Guarantor previously submitted to Agent are true, complete and correct in all material respects, disclose all actual and contingent liabilities, and fairly present the financial condition of Guarantor as of the date hereof, and do not contain any untrue statement of a material fact or omit to state a fact material to the financial statements submitted or this Guaranty and (b) no material adverse change has occurred in the financial statements from the dates thereof until the date hereof. Guarantor shall furnish to Agent annual audited financial statements for each calendar year during the term of the Loan no later than one hundred five (105) days after the end of such years and quarterly financial statements for each calendar quarter during the term of the Loan no later than sixty (60) days after the end of such quarter certified by Guarantor as true, complete and correct and otherwise in a form substantially similar to the form of financial statements previously submitted by Guarantor to Agent, unless otherwise approved in writing by Agent. Each financial report provided by Guarantor shall include a statement of income and expense and a balance sheet. Agent and its agents have the right, upon prior written notice to Guarantor (notice to be given unless an Event of Default has occurred with respect to the Loan), to examine the records, books and other papers which reflect upon Guarantor’s financial condition and to make copies and abstracts from such materials.

Section 3.16 No reliance. Guarantor agrees and acknowledges that (a) Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, ability to collect, or value of the collateral for the Loan; (b) Guarantor may be required to pay the Guaranteed Obligation in full without assistance or support of any other party, and (c) Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other parties will be liable to pay the Guaranteed Obligation, or that Agent will look to other parties to pay or perform the Guaranteed Obligation.

Section 3.17 Termination. This Guaranty shall be automatically discharged as of the date on which the Debt has been indefeasibly paid in full.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Guarantor Due Diligence and Benefit. Guarantor represents and warrants to Agent that (a) the Loan and this Guaranty are for commercial purposes, (b) Guarantor has had adequate opportunity to review the Loan Documents, (c) Guarantor is fully aware of obligations of Borrower thereunder and of the financial condition, assets and prospects of Borrower, and (d) Guarantor is executing and delivering this Guaranty based solely upon Guarantor’s own independent investigation of the matters contemplated by clauses (a) through (c) of this Section 4.1 and in no part upon any representation, warranty or statement of Agent with respect thereto.

Section 4.2 General. Guarantor represents and warrants to Agent that:

(a) Authority. Guarantor has the requisite legal and mental capacity to execute and deliver this Guaranty and perform its obligations hereunder.

(b) Valid and Binding Obligation. This Guaranty constitutes Guarantor’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent enforceability may be limited under applicable bankruptcy and insolvency laws and similar laws affecting creditors’ rights generally and to general principles of equity.

(c) No Conflict with Other Agreement. Guarantor’s execution, delivery and performance of this Guaranty will not (i) violate any of the organizational documents of Borrower, (ii) result in the breach of, or conflict with, or result in the acceleration of, any obligation under any guaranty, indenture, credit facility or other instrument to which Guarantor, Borrower or any of their respective assets may be subject, or (iii) violate any order, judgment or decree to which Guarantor, Borrower or any of their respective assets are subject.

(d) No Pending Litigation. No action, suit, proceeding or investigation, judicial, administrative or otherwise (including without limitation any reorganization, bankruptcy, insolvency or similar proceeding), currently is pending or, to the best of Guarantor’s knowledge, threatened against it which, either in any one instance or in the aggregate, may have a material, adverse effect on its ability to perform its obligations under this Guaranty.

(e) Consideration. Guarantor owns a direct or indirect interest in Borrower and will derive substantial benefit from the making of the Loan to Borrower.

(f) Financial Condition. Guarantor currently is solvent and will not be rendered insolvent by providing this Guaranty. No adverse change has occurred in the financial condition of Guarantor since the date of its most recent financial statements submitted to Agent, other than such changes that have been disclosed in writing to Agent and acknowledged by Agent.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person, (b) one (1) business day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the addresses set forth below in this Section or as such party may from time to time designate by written notice to the other parties. Either party by notice to the other in the manner provided herein may designate additional or different addresses for subsequent notices or communications:

To Agent:	Fifth Third Bank
222 South Riverside Plaza
30th Floor
MD GRVR0F
Chicago, Illinois 60606
Attn: Klay Schmeisser
With copy to:	Schwartz Cooper Chartered
180 North LaSalle Street
Suite 2700
Chicago, Illinois 60601
Attn: Michael S. Kurtzon, Esq.
To Guarantor:	c/o Grubb & Ellis Realty Investors
1551 N. Tustin Ave., Suite 300
Santa Ana, CA 92705
Attn: Mathieu Streiff, Real Estate Counsel
With copy to:	Cox, Castle & Nicholson, LLP
2049 Century Park East, 28th Floor
Los Angeles, California 90067
Attn: Adam B. Weissburg

Section 5.2 Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid or unenforceable in whole or in part, such provision shall be fully severable; this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision (or portion thereof) had never comprised a part hereof; the remaining provisions hereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Guaranty a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 5.3 Time of the Essence. Time is of the essence with respect to this Guaranty and the performance and observance by Guarantor of each covenant, agreement, provision and term of this Guaranty.

Section 5.4 Successors and Assigns; Agent as Agent. This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of the Agent, and its successors and assigns, except that (a) Guarantor may not assign or transfer its rights hereunder or any interest herein or delegate their duties hereunder except, in each case, to the extent expressly permitted in the Loan Agreement or the Mortgage, and (b) Agent shall have the right to assign its rights hereunder in accordance with the Mortgage and the Loan Agreement.

Section 5.5 JURY WAIVER. GUARANTOR AND AGENT HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG GUARANTOR AND AGENT ARISING OUT OF OR IN ANY WAY RELATED TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN GUARANTOR AND AGENT. THIS PROVISION IS A MATERIAL INDUCEMENT BANKS TO PROVIDE THE LOAN DESCRIBED HEREIN AND IN THE OTHER LOAN DOCUMENTS.

Section 5.6 Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of Illinois.

Section 5.7 JURISDICTION AND VENUE. GUARANTOR HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY GUARANTOR AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS GUARANTY SHALL BE LITIGATED IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS OR, IF AGENT INITIATES SUCH ACTION, ANY COURT IN WHICH AGENT SHALL INITIATE SUCH ACTION AND WHICH HAS JURISDICTION. GUARANTOR HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY AGENT IN ANY OF SUCH COURTS, AND HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO GUARANTOR AT THE ADDRESS TO WHICH NOTICES ARE TO BE SENT PURSUANT TO THIS GUARANTY. GUARANTOR WAIVES ANY CLAIM THAT CHICAGO, ILLINOIS OR THE NORTHERN DISTRICT OF ILLINOIS IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. SHOULD GUARANTOR, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE MAILING THEREOF, GUARANTOR SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY AGENT AGAINST GUARANTOR AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. THE EXCLUSIVE CHOICE OF FORUM FOR GUARANTOR SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY AGENT OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING BY AGENT OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND GUARANTOR HEREBY WAIVES THE RIGHT, IF ANY, TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

Section 5.8 Entire Agreement. This Guaranty embodies the entire agreement and understanding between Agent and Guarantor with respect to the subject matter hereof and supersedes all prior agreements and understandings between such parties relating to the subject matter hereof. Accordingly, this Guaranty may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 5.9 Phrases. When used in this Guaranty, the phrase “including” (or a word of similar import) shall mean “including, but not limited to,” the phrase “satisfactory to Agent” shall mean “in form and substance satisfactory to Agent in all respects,” the phrase “with Agent’s consent” or “with Agent’s approval” shall mean such consent or approval at Agent’s discretion, and the phrase “acceptable to Agent” shall mean “acceptable to Agent at Agent’s discretion”, except as provided otherwise herein. Wherever the context of this Guaranty may so require, the gender shall include the masculine, feminine and neuter, and the singular shall include the plural and vice versa. This Guaranty shall be construed as though drafted by all of the parties hereto and shall not be construed against or in favor of any party.

Section 5.10 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Guaranty or the exhibits hereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between Guarantor and Agent.

Section 5.11 Survival. All of the representations, warranties, covenants, and indemnities hereunder, and any modification or amendment hereof, shall survive the closing and funding of the Loan, shall not be deemed to have merged herein, and shall (except to the extent expressly provided for herein) remain as continuing representations, warranties, covenants and indemnities so long as any Debt is outstanding.

Section 5.12 Representation by Legal Counsel. Guarantor acknowledges that it, he or she has been advised by Agent to seek the advice of legal counsel in connection with the negotiation and preparation of this Guaranty. If Guarantor has chosen not to obtain legal representation, whether due to cost considerations or for other reasons, the lack of such representation shall not furnish Guarantor with any defense to the enforcement of Agent’s rights hereunder.

Section 5.13 Injunctive Relief. Guarantor recognizes that in the event Guarantor fails to perform, observe or discharge any of its obligations hereunder, no remedy of law will provide adequate relief to Agent, and agrees that Agent shall be entitled to pursue temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 5.14 Loan Agreement. Guarantor hereby agrees to be bound by any covenants binding upon him, her or it in the Loan Documents and such covenants are hereby incorporated by reference as if fully set forth herein.

Section 5.15 Modification. This Guaranty shall not be modified, supplemented, or terminated, nor any provision hereof waived, except by a written instrument signed by the party against whom enforcement thereof is sought, and then only to the extent expressly set forth in such writing.

Section 5.16 Duplicate Originals; Counterparts. This Guaranty may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Guaranty (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed Guaranty even though all signatures do not appear on the same document. Receipt of an executed signature page to this Guaranty by facsimile or other electronic transmission shall constitute effective delivery thereof.

Section 5.17 Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

Section 5.18 Reliance. Banks would not make the Loan to the Borrower without this Guaranty. Accordingly, Guarantor intentionally and unconditionally enters into the covenants and agreements herein and understands that, in reliance upon and in consideration of such covenants and agreements, the Loan shall be made and, as part and parcel thereof, specific monetary and other obligations have been, are being and shall be entered into which would not be made or entered into but for such reliance.

Section 5.19 Waiver of Bankruptcy Stay. Guarantor covenants and agrees that upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against Guarantor, Guarantor shall not seek a supplemental stay or otherwise pursuant to 11 U.S.C. §105 or any other provision of the Bankruptcy Code or any other Debtor Relief Law, to stay, interdict, condition, reduce or inhibit the ability of Agent to enforce any rights of Agent against Guarantor by virtue of this Guaranty or otherwise.

Section 5.20 Further Assurances. Guarantor shall, upon request by Agent, execute, with acknowledgment or affidavit if required, and deliver, any and all documents and instruments required to effectuate the provisions hereof and of any other Loan Document.

[Remainder of page is blank; signature appears on next page.]

IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the date first above written.

GRUBB & ELLIS HEALTHCARE REIT, INC., a Maryland corporation By: /s/ Shannon K S Johnson Shannon K S Johnson Its: Chief Financial Officer

[SEE ATTACHMENT]

ACKNOWLEDGMENT

STATE OF CALIFORNIA	)
)
COUNTY OF ORANGE	)

On June 18, 2008, before me, Monica Chavez, a Notary Public, personally appeared Shannon K S Johnson who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her authorized capacity, and that by her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing is true and correct.

WITNESS my hand and official seal.

Signature /s/ Monica Chavez

[Seal] Monica Chavez

[Seal] Commission # 1762879

[Seal] Notary Public – California

[Seal] Orange County

[Seal] My Comm. Expires Aug 21, 2011